Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2014 Third Quarter Cash Distribution and
Financial Results

Houston, Texas – October 24, 2014 – TC PipeLines, LP (NYSE:TCP) today announced that the board of directors of TC PipeLines GP, Inc., its general partner (the General Partner) declared the Partnership’s third quarter 2014 cash distribution of $0.84 per common unit.

TC PipeLines also reported third quarter 2014 Partnership cash flows of $57 million.  Net income attributable to controlling interests was $31 million or $0.48 per common unit.

“Our pipeline assets delivered another quarter of solid financial results with our assets performing as expected and similar to this quarter last year,” said Steve Becker, President of the General Partner.  “Our At-The-Market program has been very successful and allows us to cost effectively raise equity capital as required to fund our growth.”

TC PipeLines also closed the acquisition of the final 30 percent interest in Bison Pipeline LLC (Bison) from TransCanada Corporation, the parent company of the General Partner (TransCanada) on October 1, 2014.

“We are very pleased that TransCanada has outlined its plans to drop down more assets to the Partnership. These include interests in GTN, Iroquois, Portland, Great Lakes and ANR pipelines. Including the Bison transaction, TransCanada expects these assets to generate $500 million of annual EBITDA once fully acquired,” continued Becker. “We look forward to additional acquisitions from TransCanada over the coming quarters and years as they fund their substantial growth program.”

Third Quarter 2014 Highlights (All financial figures are unaudited)
o	Net income attributable to controlling interests of $31 million or $0.48 per common unit.
o	Partnership cash flows of $57 million.
o	Paid cash distributions of $54 million.
o	Declared third quarter 2014 cash distribution of $0.84 per common unit payable on November 14, 2014 to unitholders of record as of the close of business on November 4, 2014.
o	Closed the acquisition of the remaining 30 percent interest in Bison from TransCanada on October 1 for $215 million.
o
Raised net proceeds of approximately $73 million in common equity and General Partner contribution through the Partnership’s At-The-Market (ATM) equity issuance program and through a General Partner contribution.

o	Issued $170 million in short-term debt to fund the balance of the acquisition price and reduce our Senior Credit Facility.

The Partnership’s financial highlights for the third quarter of 2014 compared to the third quarter of 2013 were:

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013
Partnership cash flows(a)	57	58	195	142
Cash distributions paid	(54)	(52)	(157)	(137)
Cash distributions paid per common unit	$0.84	$0.81	$2.46	$2.37
Net income attributable to controlling interests(b)	31	37	125	114
Net income per common unit(c) – basic and diluted	$0.48	$0.58	$1.96	$1.50
Weighted average common units outstanding (millions)(d) – basic and diluted	62.6	62.3	62.4	57.8
Common units outstanding at end of period (millions)(d)	63.6	62.3	63.6	62.3

(a)
Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule Non-GAAP Measures for further detail.

(b)
The additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada in July 2013 (the 2013 Acquisition). As a result, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

(c)
Net income allocated to common units and the net income per common unit for nine months ended September 30, 2013 have been revised and are presented consistent with our presentation prior to the recast.  These changes conform to our presentation for a previous common control transaction in 2009 to ensure consistency.  As a result of this change, we excluded net income allocable to GTN and Bison’s former parent as such amounts were not allocable to either the general partner or common units. This revision had no impact on these financial statements except as presented below.

Nine months ended September 30, 2013	As previously presented	Adjustment	Revised
Net income allocable to common units	112	(26)	86

Net income per common unit - basic and diluted	$1.94	($0.44)	$1.50

(d)
On May 22, 2013, the Partnership issued 8.9 million common units in a public offering. Beginning in August until September 30, 2014, the Partnership issued 1.3 million common units under the ATM program generating net proceeds of approximately $73 million, including our General Partner’s proportionate equity contribution of approximately $1 million to maintain its two percent effective interest, net of approximately $1 million of commissions to our sales agents.

Recent Developments

Cash Distributions – On October 23, 2014, the board of directors of our General Partner declared the Partnership’s third quarter 2014 cash distribution in the amount of $0.84 per common unit, payable on November 14, 2014 to unitholders of record as of November 4, 2014.

Bison Acquisition – On October 1, 2014, we acquired the remaining 30 percent interest of Bison from a subsidiary of TransCanada.  The total purchase price of the 2014 Acquisition was $215 million plus purchase price adjustments. The acquisition of Bison was financed through combinations of (i) net proceeds from the ATM program, and (ii) short-term financing. This acquisition is expected to improve the Partnership’s long-term cash flow stability and predictability.

Short-term Loan Facility – On October 1, 2014, the Partnership borrowed $170 million payable in 364-days.  The outstanding principal bears interest based on the London Interbank Offered Rate plus an applicable margin.

ATM Program – Beginning in August until September 30, 2014, the Partnership issued 1.3 million common units under the ATM program generating net proceeds of approximately $73 million, including our General Partner’s proportionate equity contribution of approximately $1 million to maintain its two percent effective interest, net of approximately $1 million of commissions to our sales agents.

Results of Operations

For the three months ended September 30, 2014, net income attributable to controlling interests decreased by $6 million to $31 million compared to $37 million in the third quarter of 2013. This decrease was primarily due to lower net income from GTN primarily due to lower transportation revenue and higher Partnership expenses primarily due to the costs relating to the Bison Acquisition.

Partnership cash flows decreased to $57 million in the third quarter of 2014 compared to $58 million in the same period of 2013. This decrease was due to a decrease in Other Pipes’ net income partially offset by higher cash distributions from our pipeline investments.

The Partnership paid distributions of $54 million in the third quarter of 2014, an increase of $2 million compared to the same period in 2013. This increase was due to a $0.03 increase in the distribution per common unit in July 2014.

Non-GAAP Measures

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance.

Partnership cash flows include net income attributable to controlling interests, less net income attributed to GTN’s and Bison’s former parent, plus operating cash flows from North Baja and Tuscarora, and cash distributions received from GTN, Northern Border, Bison and Great Lakes less equity earnings from unconsolidated affiliates and Other Pipes’ net income as previously reported, plus net income attributable to non-controlling interests from consolidated subsidiaries after the 2013 Acquisition, and net of distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Conference Call

Steve Becker, president of the general partner, will discuss the Partnership’s financial results and latest developments in a teleconference and webcast on Friday, October 24 at 10 a.m. central daylight time (CDT)/11 a.m. eastern daylight time (EDT).

Analysts, members of the media and other interested parties are invited to participate by calling 866.226.1793. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast will also be available through the Partnership’s website at www.tcpipelineslp.com.  Slides for the conference call will be posted on the Partnership’s website under “Events and
Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on October 31, 2014, by calling 800.408.3053, then entering pass code 7617907.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.TCPipeLinesLP.com.

This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief in the long-term strength of the North American natural gas industry which we expect will generate ongoing value for our unitholders, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2013 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/ Mark Cooper	403.920.7859 800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended September 30,		Nine months ended September 30,
(millions of dollars, except per common unit amounts)	2014	2013	2014	2013(a)

Transmission revenues	80	85	249	253
Equity earnings from unconsolidated affiliates	15	15	66	48
Operation and maintenance expenses	(14)	(13)	(38)	(39)
Property taxes	(5)	(6)	(17)	(18)
General and administrative	(5)	(2)	(8)	(8)
Depreciation	(21)	(21)	(64)	(64)
Financial charges and other	(11)	(12)	(37)	(31)
Net income	39	46	151	141

Net income attributable to non-controlling interests	8	9	26	27
Net income attributable to controlling interests	31	37	125	114

Net income attributable to controlling interests allocation(b)
Common units	30	36	122	86 (e)
General Partner	1	1	3	2
	31	37	125	88

Net income per common unit – basic and diluted (c)	$0.48	$0.58	$1.96	$1.50 (e)

Weighted average common units outstanding (millions) (d)
– basic and diluted	62.6	62.3	62.4	57.8

Common units outstanding, end of period (millions) (d)	63.6	62.3	63.6	62.3

(a)	Financial information was recast to consolidate GTN and Bison.
(b)
Net income attributable to controlling interest allocation excludes net income attributed to GTN’s and Bison’s former parent as such amounts were not allocable to either the general partner or common units.

(c)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of the General Partner’s allocation and net income attributed to GTN’s and Bison’s former parent, by the weighted average number of common units outstanding.  The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.

(d)
On May 22, 2013, the Partnership issued 8.9 million common units in a public offering.  Beginning in August until September 30, 2014, the Partnership issued 1.3 million common units under the ATM program generating net proceeds of approximately $73 million, including our General Partner’s proportionate equity contribution of approximately $1 million to maintain its two percent effective interest, net of approximately $1 million of commissions to our sales agents.

(e)
Net income allocated to common units and the net income per common unit for nine months ended September 30, 2013 have been revised and are presented consistent with our presentation prior to the recast.  These changes conform to our presentation for a previous common control transaction in 2009 to ensure consistency.  As a result of these changes, we excluded net income allocable to GTN and Bison’s former parent as such amounts were not allocable to either the general partner or common units. These revisions had no impact on these financial statements except as presented below.

Nine months ended September 30, 2013	As previously presented	Adjustment	Revised
Net income allocable to common units	112	(26)	86

Net income per common unit - basic and diluted	$1.94	($0.44)	$1.50

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited)	30-Sep-14	31-Dec-13
(millions of dollars)
ASSETS
Current assets	137	69
Investment in unconsolidated affiliates	1,174	1,195
Plant, property and equipment, net	1,985	2,042
Other assets	136	137
	3,432	3,443

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	139	55
Other liabilities	26	24
Long-term debt	1,454	1,575
Partners' equity	1,813	1,789
	3,432	3,443

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliation of Net Income attributable to controlling interests to Partnership Cash Flows

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars except per common unit amounts)	2014	2013	2014	2013
Net income attributable to controlling interests(a)	31	37	125	114
Less net income attributed to GTN’s and Bison’s former parent (a)	-	-	-	(26)
Net income as previously reported	31	37	125	88

Add:
Cash distributions from GTN (b)	20	19	65	33
Cash distributions from Northern Border (b)	21	22	68	66
Cash distributions from Bison (b)	12	11	35	18
Cash distributions from Great Lakes (b)	5	3	24	15
Cash flows provided by North Baja’s and Tuscarora’s operating activities	13	13	39	39
	71	68	231	171

Less:
Equity earnings as previously reported:
GTN	-	-	-	(9)
Northern Border	(14)	(17)	(53)	(48)
Bison	-	-	-	(6)
Great Lakes	(1)	2	(13)	-
	(15)	(15)	(66)	(63)
Less:
Other Pipes’ net income as previously reported (c)
GTN	(16)	(19)	(53)	(19)
Bison	(12)	(11)	(35)	(11)
North Baja	(6)	(6)	(18)	(18)
Tuscarora	(3)	(4)	(12)	(12)
	(37)	(40)	(118)	(60)
Add:
Net income attributable to non-controlling interests after the 2013 Acquisition	8	9	26	9

Partnership cash flows before General Partner distributions	58	59	198	145
General Partner distributions (d)	(1)	(1)	(3)	(3)

Partnership cash flows	57	58	195	142

Cash distributions declared	(55)	(52)	(161)	(146)
Cash distributions declared per common unit (e)	$0.84	$0.81	$2.49	$2.40
Cash distributions paid	(54)	(52)	(157)	(137)
Cash distributions paid per common unit (e)	$0.84	$0.81	$2.46	$2.37

(a)
The additional 45 percent membership interests in each of GTN and Bison were acquired from subsidiaries of TransCanada in July 2013. As a result, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of GTN and Bison were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to consolidate GTN and Bison for all periods presented.

(b)
In accordance with the cash distribution policies of the respective entities, cash distributions from GTN, Northern Border, Bison and Great Lakes, are based on their respective prior quarter financial results. Distributions from GTN and Bison are based on 70 percent ownership starting from July 1, 2013.  Previous distributions were not recast.

(c)	“Other Pipes” includes the results of North Baja and Tuscarora and, after July 1, 2013, GTN and Bison as well.
(d)
General Partner distributions represent the cash distributions paid to the General Partner with respect to its effective two percent general partner interest plus an amount equal to incentive distributions. Incentive distributions for the three and nine months ended September 30, 2014 were nil. No incentive distributions were paid to the General Partner for the three and nine months ended September 30, 2013.

(e)
Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding. The General Partner's allocation is computed based upon the General Partner's effective two percent general partner interest plus an amount equal to incentive distributions.